Putnam Investments

One Post Office Square

Boston, MA 02109

November 30, 2017

Securities and Exchange Commission

Division of Investment Management

100 F Street NE

Washington, DC 20549

Re:	Putnam Managed Futures Strategy, Putnam Market Neutral Fund and Putnam Risk Parity Fund (the “Funds”), each a series of Putnam Investment Funds (Securities Act Reg. No. 33-56339 and Investment Company Act File No. 811-07237) (the “Trust”)

Ladies and Gentlemen:

We are filing today through the EDGAR system, on behalf of the Funds, pursuant to Rule 497 under the Securities Act of 1933, as amended, an interactive data form with risk/return summary information that has been electronically coded to show changes from each Fund’s current Prospectus.

Any comments or questions concerning this filing should be directed to me at 1-800-225-2465, ext.11060.

Very truly yours,

Jeffrey M Jensen

Senior Legal Products Specialist

cc:	Peter T. Fariel, Esq., Putnam Investments
James E. Thomas, Esq., Ropes & Gray LLP